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                                                                      EXHIBIT 11

               SYBRON INTERNATIONAL CORPORATION AND SUBSIDIARIES

                       COMPUTATION OF PER SHARE EARNINGS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                      YEARS ENDED SEPTEMBER 30,
                                                                    -----------------------------
                                                                     1994       1995       1996
                                                                    -------    -------    -------
Earnings:
  Income before extraordinary item and cumulative effect of
     change in accounting principle..............................   $43,015    $51,800    $57,584
  Extraordinary item.............................................        --     (2,885)        --
  Cumulative effect of change in accounting principle............      (420)        --         --
                                                                    -------    -------    -------
  Net income.....................................................   $42,595    $48,915    $57,584
                                                                    =======    =======    =======
Primary:
  Shares:
     Weighted average common shares..............................    46,338     46,416     46,733
     Common equivalent shares....................................       234        562      1,184
                                                                    -------    -------    -------
                                                                     46,572     46,978     47,917
                                                                    =======    =======    =======
  Per Share:
     Earnings before extraordinary item and cumulative effect of
       change in accounting principle............................   $   .92    $  1.10    $  1.20
     Extraordinary item..........................................        --       (.06)        --
     Cumulative effect of change in accounting principle.........      (.01)        --         --
                                                                    -------    -------    -------
     Net earnings................................................   $   .91    $  1.04    $  1.20
                                                                    =======    =======    =======
Fully diluted:
  Shares:
     Weighted average common shares..............................    46,338     46,416     46,733
     Common equivalent shares....................................       286        600      1,316
                                                                    -------    -------    -------
                                                                     46,624     47,016     48,049
                                                                    =======    =======    =======
  Per Share:
     Earnings before extraordinary item and cumulative effect of
       change in accounting principle............................   $   .92    $  1.10    $  1.20
     Extraordinary item..........................................        --       (.06)        --
     Cumulative effect of change in accounting principle.........      (.01)        --         --
                                                                    -------    -------    -------
     Net earnings................................................   $   .91    $  1.04    $  1.20
                                                                    =======    =======    =======
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